Exhibit 99.1

InspireMD Announces Registered Direct Offering for Approximately $8 Million

BOSTON, MA – November 4, 2014 – InspireMD, Inc. (“InspireMD” or the “Company”) (NYSE MKT: NSPR), a leader in stent Embolic Protection Systems (EPS), today announced that it has entered into a definitive agreement to sell approximately 6.2 million shares of common stock and warrants to purchase up to approximately 3.1 million shares of common stock in a registered direct offering. The common stock will be sold at a negotiated purchase price of $1.30 per share, and each purchaser will receive a warrant to purchase 0.5 of a share of common stock for each share of common stock that it purchases in the offering. The warrants shall be non-exercisable for six months and have a term of exercise of 42 months from the date of issuance and an exercise price of $1.75. The Company expects to receive gross proceeds from the offering of approximately $8.0 million, before deducting placement agents' fees and estimated offering expenses.

The offering is expected to close on or about November 7, 2014, subject to customary closing conditions.

H.C. Wainwright & Co., LLC, served as the exclusive placement agent for this offering.

The Company intends to use the net proceeds from this offering to advance the development of its MGuard™ drug-eluting stent platform and develop the CGuard™ rapid exchange platform, commercially launch CGuard EPS, and for general corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 which was filed with the Securities and Exchange Commission ("SEC") and was declared effective on November 27, 2013. A prospectus supplement relating to the offering will be filed with the SEC by November 5, 2014. Copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from H.C. Wainwright & Co., LLC by e-mailing placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM) and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xiv) the escalation of hostilities in Israel, which could impair our ability to manufacture our products. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on Form 10-KT and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contact:

Samantha Wolf

KCSA Strategic Communications

212-896-1220

swolf@kcsa.com